Exhibit 99.1

News
For Immediate Release

Memorial Production Partners LP Announces Second Quarter 2014 Results and Updated Commodity Hedge Positions

HOUSTON, TEXAS, August 6, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and six months ended June 30, 2014. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below.

Key Second Quarter 2014 Highlights:

■	Average daily production increased 23% to 195.7 MMcfe for the second quarter 2014, compared to 158.9 MMcfe for the second quarter 2013.

■	Adjusted EBITDA (1) increased 32% to $73.8 million for the second quarter 2014, compared to $55.7 million for the second quarter 2013.

■	Second quarter cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, represents a 16% increase over the annualized minimum quarterly distribution of $1.90 per unit.

■	Completed the acquisition of oil and gas producing properties in East Texas for approximately $33 million.

■

Announced the largest acquisition since IPO of oil producing properties in Wyoming; this transaction closed on July 1, 2014 for an adjusted purchase price of approximately $915 million, subject to customary post-closing adjustments.

■

Strengthened commodity hedge portfolio, with 88% of current expected natural gas production hedged through year-end 2014 and approximately 85% hedged in 2015 and 2016 (76% hedged through 2019) and 81% of crude oil production hedged through year-end 2014 and approximately 81% hedged in 2015 and 2016 (72% hedged through 2019).

“We delivered consistent operating and financial performance in the second quarter with average daily production and Adjusted EBITDA increasing 23% and 32% respectively, over the second quarter of 2013. We’ve had a remarkable year to date, closing over $1.1 billion in acquisitions and we look forward to integrating these assets to provide additional value to our unitholders,” said John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP.

Review of Second Quarter 2014(2)

■	Average daily production increased 23% to 195.7 MMcfe for the second quarter 2014, compared to 158.9 MMcfe for the second quarter 2013.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $122.2 million in the second quarter of 2014, compared to $89.7 million in the second quarter of 2013. On a Mcfe basis, crude oil, natural gas and NGLs represented 21%, 61% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 50%, 38% and 12%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended June 30,	2014	2013	% Increase/(Decrease)
Oil (per Bbl)	$98.81	$95.26	4
Natural gas (per Mcf)	4.20	3.55	18
NGL (per Bbl)	29.13	29.93	(3)

Total per (Mcfe)	$6.87	$6.20	11

■	Averaged realized prices, including commodity derivatives settlements, were $6.43 per Mcfe in both the second quarter of 2014 and the second quarter of 2013.

■

Adjusted EBITDA increased 32% to $73.8 million for the second quarter of 2014 from $55.7 million for the second quarter of 2013. The increase was primarily due to increased drilling activities and increased volumes from third party acquisitions.

■

Distributable cash flow (1) available to limited partners for the second quarter of 2014 was $35.8 million, or $0.58 per weighted average unit outstanding during the second quarter, providing a coverage ratio of 1.05x, which does not include the impact of the July 2014 equity offering of 9,890,000 common units. Distribution coverage giving effect to the July 2014 equity offering was 0.91x.

■	Total lease operating expenses were $1.46 per Mcfe in the second quarter of 2014 compared to $1.40 per Mcfe in the second quarter of 2013.

■

General and administrative expenses (“G&A”) were $10.6 million for the second quarter of 2014 compared to $14.2 million for the second quarter of 2013. The $10.6 million included $1.7 million and $1.1 million, respectively, of non-cash compensation expense and acquisition related costs.

■

Losses of $138.3 million on commodity derivatives were recorded during the second quarter of 2014, which included $7.9 million, or $0.44 per Mcfe, of cash settlements paid. This compared to total gains of $36.1 million recorded during the second quarter of 2013, which included $3.3 million of cash settlements received. Total hedged production in the second quarter of 2014 was 15.1 Bcfe, or 85% of second quarter production of 17.8 Bcfe, at an average hedge price of $7.32 per Mcfe.

■

Net interest expense was $18.0 million during the second quarter of 2014 including $0.8 million of losses on interest rate swaps and $1.2 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

■	Total capital expenditures for the second quarter of 2014 were $68.0 million. Total maintenance capital expenditures for the second quarter of 2014 were $21.4 million.

Acquisitions Update

Year to date, MEMP has closed approximately $1.1 billion in acquisitions across three basins, including properties acquired in the Eagle Ford trend in South Texas, a drop down of East Texas properties from Memorial Resource Development LLC, and the recently completed oil transaction in Wyoming. Estimated total proved reserves on the announced acquisitions are 563 Bcfe (74% oil, 24% NGLs and 2% natural gas) and the combined estimated net production at the time of each announcement was 49 MMcfe/d.

Hedging Summary

Consistent with its hedging policy, MEMP strengthened its overall hedge portfolio and executed additional hedges on a portion of its expected oil and natural gas volumes through 2019. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2014 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2014 full year guidance. All of MEMP’s hedges are costless, fixed-price swaps and collars.

Hedge Summary
	Year Ending December 31,
	2014	2015	2016	2017	2018	2019

Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.41	$4.32	$4.40	$4.31	$4.51	$4.75
Percent of 2014 production hedged	88%	89%	81%	74%	65%	57%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$94.83	$90.79	$85.44	$83.96	$83.24	$85.52
Percent of 2014 production hedged	81%	84%	79%	75%	72%	42%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$42.96	$43.02	–	–	–	–
Percent of 2014 production hedged	84%	74%	–	–	–	–

Total Derivative Contracts:
Total weighted-average fixed/floor price	$8.50	$8.36	$8.34	$8.30	$8.54	$7.92
Percent of 2014 production hedged	85%	85%	66%	61%	56%	42%
Updated hedge schedule as of August 6, 2014

 Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Financial Update

Total debt outstanding as of June 30, 2014 was $1.159 billion, including $459.0 million under MEMP’s $2.0 billion multi-year revolving credit facility and $700.0 million of senior notes due 2021. As of June 30, 2014, MEMP’s liquidity included $411.0 million available borrowing capacity.

On July 1, 2014, MEMP closed the previously announced acquisition of oil producing properties in Wyoming for approximately $915 million, subject to customary post-closing adjustments. In conjunction with the closing of this acquisition, MEMP amended its revolving credit facility, increasing the borrowing base from $870 million to $1.44 billion.

On July 9, 2014, MEMP completed a public offering of 9,890,000 common units resulting in aggregate net proceeds of approximately $220.3 million. On July 17, 2014, MEMP completed a private placement of $500.0 million aggregate principal amount of 6.875% senior notes due 2022 resulting in net proceeds of approximately $484.9 million. Proceeds from the offerings were used to pay down a portion of MEMP’s revolving credit facility and for general partnership purposes. As a result of the senior notes offering, the borrowing base under MEMP’s credit facility was automatically reduced to $1.315 billion pursuant to the terms of the credit agreement.

Total debt outstanding as of August 1, 2014, was $1.82 billion, including $620.0 million of debt outstanding under MEMP’s revolving credit facility and $1,200.0 million of senior notes. The revolving credit facility had $695.0 million of availability, which management believes will provide ample financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Second Quarter 2014 Cash Distribution

As announced on July 25, 2014, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the second quarter of 2014. This distribution represents an annualized rate of $2.20 per unit. The distribution is expected to be paid on August 12, 2014 to unitholders of record as of the close of business on August 5, 2014.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which will be filed with the SEC on or before August 8, 2014.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the passcode 78977029. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 78977029.

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2) In accordance with U.S. GAAP, material acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the second quarter of 2014 and second quarter of 2013, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “should,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in the “Acquisitions Update” section of this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in the “Acquisitions Update” section of this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

 Selected Operating and Financial Data (Tables)

Memorial Production Partners LP
Selected Financial Data – Unaudited
Statement of Operations Data	Three Months Ended		Six Months Ended
(In thousands, except per unit data)	June 30,		June 30,

	2014	2013	2014	2013

Revenues:
Oil & natural gas sales	$122,247	$89,673	$222,546	$157,261
Pipeline tariff income and other	1,063	501	1,741	1,015

Total revenues	123,310	90,174	224,287	158,276

Costs and expenses:
Lease operating	26,067	20,217	54,055	41,588
Pipeline operating	676	479	1,165	949
Exploration costs	204	48	210	275
Production and ad valorem taxes	7,076	4,967	12,660	8,847
Depreciation, depletion, and amortization	35,157	24,672	61,902	45,063
General and administrative	10,588	14,170	20,546	21,483
Accretion of asset retirement obligations	1,366	1,148	2,723	2,293
(Gain) on commodity derivative instruments	138,346	(36,079)	185,112	(23,010)
(Gain) loss on sale of properties	--	(885)	--	(2,868)
Other, net	--	623	(12)	597

Total costs and expenses	219,480	29,360	338,361	95,217

Operating income (loss)	(96,170)	60,814	(114,074)	63,059
Other income (expense):
Interest expense, net	(18,036)	(7,931)	(34,114)	(14,473)

Total other income (expense)	(18,036)	(7,931)	(34,114)	(14,473)
Income (loss) before income taxes	(114,206)	52,883	(148,188)	48,586
Income tax benefit (expense)	--	(188)	(75)	(188)

Net income (loss)	$(114,206)	$52,695	$(148,263)	$48,398

Limited partner’s interest in net income :
Net income (loss)	$(114,206)	$52,695	$ (148,263)	$ 48,398
Net income (loss) attributable to previous owners	--	6,418	--	7,147
Net income (loss) allocated to general partner and NGP IDRs	(74)	46	(68)	41
Net income (loss) attributable to noncontrolling interest	(12)	98	43	94

Limited partners’ interest in net income (loss)	$(114,120)	$46,133	$(148,238)	$41,116

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(1.86)	$1.04	$(2.42)	$1.04

Cash distribution declared per unit	$0.55	$0.5125	$1.10	$1.025

Weighted average number of limited partner units outstanding	61,464	44,231	61,358	39,668

Oil and natural gas revenue:
Oil sales	$60,913	$44,822	$102,078	$79,059
NGL sales	15,254	12,484	29,021	22,149
Natural gas sales	46,080	32,367	90,817	56,053

Total oil and natural gas revenue	$122,247	$89,673	$222,546	$157,261

Production volumes:
Oil (MBbls)	617	470	1,070	843
NGLs (MBbls)	524	416	944	704
Natural gas (MMcf)	10,965	9,129	20,677	16,776

Total (MMcfe)	17,806	14,456	32,758	26,070

Average net production (MMcfe/d)	195.7	158.9	181.0	144.0

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$98.81	$95.26	$96.04	$93.78
NGL (per Bbl)	29.13	29.93	30.74	31.46
Natural gas (per Mcf)	4.20	3.55	4.39	3.34

Total per (Mcfe)	$6.87	$6.20	$6.79	$6.03

Average unit costs per Mcfe:
Lease operating expense	$1.46	$1.40	$1.65	$1.60
Production and ad valorem taxes	$0.40	$0.34	$0.39	$0.34
General and administrative expenses	$0.59	$0.98	$0.63	$0.82
Depletion, depreciation, and amortization	$1.97	$1.71	$1.89	$1.73

Selected Financial Data – Unaudited
Balance Sheet Data
(In thousands)
	June 30, 2014	December 31, 2013

Balance Sheet Data:
Total current assets	$73,395	$70,124
Oil and natural gas properties, net	1,622,967	1,348,680
Total assets	1,859,349	1,552,307
Total current liabilities	143,746	73,174
Long-term debt	1,148,806	792,067
Total liabilities	1,490,565	972,691
Total partners’ equity	363,213	574,088
Total noncontrolling interest	5,571	5,528

Memorial Production Partners LP
Reconciliation of Unaudited GAAP
Financial Measures to Non-GAAP
Financial Measures
Adjusted EBITDA (In thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,

	2014	2013	2014	2013	2014

Calculation of Adjusted EBITDA:
Net income (loss)	$(114,206)	$52,695	$(148,263)	$48,398	$(176,393)
Interest expense, net	18,036	7,931	34,114	14,473	61,542
Income tax expense (benefit)	--	188	75	188	195
Depreciation, depletion and amortization	35,157	24,672	61,902	45,063	114,108
Impairment of oil and gas properties	--	--	--	--	54,362
Accretion of asset retirement obligations	1,366	1,148	2,723	2,293	5,283
(Gain) loss on commodity derivative instruments	138,346	(36,079)	185,112	(23,010)	181,841
Cash settlements received (paid) on commodity derivative instruments	(7,906)	3,286	(15,875)	10,403	(6,399)
Acquisition related expenses	1,093	897	2,987	1,112	8,604
Unit-based compensation expense	1,665	663	2,960	1,085	5,433
Non-cash compensation expense	--	1,125	--	1,125	(68)
Loss (gain) on sale of properties	--	(885)	--	(2,868)	20
Provision for environmental remediation	--	--	2,852	--	2,852
Exploration costs	204	48	210	275	1,065

Adjusted EBITDA	$73,755	$55,689	$128,797	$98,537	$252,445

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:

Net cash provided by operating activities	$48,029	$40,094	$96,052	$81,865	$207,884
Changes in working capital	7,891	6,196	(4,605)	1,817	(23,161)
Interest expense, net	18,036	7,931	34,114	14,473	61,542
Gain (loss) on interest rate derivatives	(776)	1,677	(1,091)	1,670	(2,213)
Cash settlements paid on interest rate derivative instruments	512	415	643	1,046	557
Acquisition related expenses	1,093	897	2,987	1,112	8,604
Amortization of premium/(discount) on senior notes	(372)	(86)	(739)	(86)	(1,157)
Amortization of deferred financing fees	(862)	(1,671)	(1,701)	(3,823)	(3,723)
Exploration costs	204	48	210	275	1,065
Provision for environmental remediation	--	--	2,852	--	2,852
Income tax expense – current portion	--	188	75	188	195

Adjusted EBITDA	$73,755	$55,689	$128,797	$98,537	$252,445

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow (In thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,

	2014	2013	2014	2013	2014

Calculation of Adjusted EBITDA:
Net income (loss)	$(114,206)	$52,695	$(148,263)	$48,398	$(176,393)
Interest expense, net	18,036	7,931	34,114	14,473	61,542
Income tax expense (benefit)	--	188	75	188	195
Depreciation, depletion and amortization	35,157	24,672	61,902	45,063	114,108
Impairment of oil and gas properties	--	--	--	--	54,362
Accretion of asset retirement obligations	1,366	1,148	2,723	2,293	5,283
(Gain) loss on commodity derivative instruments	138,346	(36,079)	185,112	(23,010)	181,841
Cash settlements received (paid) on commodity derivative instruments	(7,906)	3,286	(15,875)	10,403	(6,399)
Acquisition related expenses	1,093	897	2,987	1,112	8,604
Unit-based compensation expense	1,665	663	2,960	1,085	5,433
Non-cash compensation expense	--	1,125	--	1,125	(68)
Loss (gain) on sale of properties	--	(885)	--	(2,868)	20
Provision for environmental remediation	--	--	2,852	--	2,852
Exploration costs	204	48	210	275	1,065

Adjusted EBITDA	73,755	55,689	128,797	98,537	252,445
Less: Cash interest expense	16,538	6,962	31,282	10,636	55,390
Less: Estimated Maintenance Capital Expenditures	21,375	9,600	38,167	17,388	63,930

Less: Adjusted EBITDA prior to effective date	--	14,577	--	27,396	--

Total Distributable cash flow	$35,842	$24,550	$59,348	$43,117	$133,125
Less: Distribution to GP	63	23	117	45	225
Less: Distribution to NGP	24	--	54	--	84

Distributable cash flow available to Limited Partners	$35,755	$24,527	$59,177	$43,072	$132,816

Cash distribution to limited partners	$39,461	$22,835	$73,149	$45,420	$140,444

Distribution coverage ratio	0.91x	1.07x	0.81x	0.95x	0.95x

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com